Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	November 4, 2010
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

Merit Medical Announces Results for the Quarter Ended September 30, 2010 and Gives Update On Recent Acquisitions

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced revenues of $73.2 million for the quarter ended September 30, 2010, an increase of 10% over revenues of $66.8 million for the third quarter of 2009.  Revenues for the nine-month period ended September 30, 2010 were a record $215.6 million, compared with $190.0 million for the comparable nine-month period in 2009, a gain of 13.5%.

During the quarter ended September 30, 2010, Merit recorded acquisition accounting adjustments related to the acquisition of BioSphere Medical, Inc. in September 2010, as well as a one-time goodwill impairment charge attributable to Merit’s Endotek division, which consists primarily of assets purchased from Alveolus, Inc.

The non-recurring acquisition costs, which include legal, accounting, investment banking and other expenses, net of tax, related to the BioSphere acquisition were $1.2 million for the quarter ended September 30, 2010, and $1.9 million for the nine-month period ended September 30, 2010.  The severance expenses resulting from the BioSphere acquisition were an additional $1.0 million of one-time after-tax expense, totaling $2.2 million and $2.9 million for the three-month and nine-month periods ended September 30, 2010, respectively.

Merit was also required to take a one-time impairment charge of $5.2 million, net of tax, for the Endotek division during the quarter and nine-month period ended September 30, 2010.  This impairment charge was required due to lower Endotek sales than Merit anticipated at the time the acquisition was completed, discontinuation of sales to certain channels and challenges Merit has encountered in developing its biliary stent program.  Additionally, the charge was required under current accounting rules due to the fact that Endotek operates as a separate reporting unit of Merit with it’s own sales force, is currently not profitable and must be valued on a stand-alone basis.

Including these one-time expenses, Merit’s GAAP net loss for the quarter ended September 30, 2010 was $2.0 million, or $0.07 per share, compared to net income of $6.1 million, or $0.21 per share, for the comparable quarter of 2009.  Net income for the nine-month period ended September 30, 2010 was $8.3 million, or $0.29 per share, compared to $17.5 million, or $0.61 per share, for the comparable period of 2009.  Without these non-recurring charges, non-GAAP earnings per share for the three-month and nine-month periods ended September 30, 2010 would have been $0.19 and $0.59, respectively.

In the third quarter of 2010, compared to the third quarter of 2009, custom kit and tray sales increased 13%; catheter sales grew 10%; stand-alone device sales rose 10%; inflation device sales were up 1%; and Endotek sales were down 22%.  BioSphere sales were $1.5 million for the 20 days that Merit owned BioSphere during the third quarter of 2010.   Inflation device sales were affected by decreased deliveries to an OEM customer.  Excluding sales to that OEM customer, inflation device sales increased 9% for the quarter ended September 30, 2010, as compared to the third quarter of 2009.  The decrease in Endotek sales can be attributed primarily to elimination of sales for certain procedures and sales force turnover.

For the nine-month period ended September 30, 2010, compared to the nine-month period ended September 30, 2009, catheter sales rose 20%; stand-alone device sales grew 15%; custom kit and tray sales were up 11%; and inflation device sales increased 5%.  Endotek contributed $7.0 million to Merit’s overall sales for the nine-month period ended September 30, 2010, compared to $5.5 million for the six and one-half months Merit operated the Endotek division during 2009.  BioSphere sales were $1.5 million for the third quarter of 2010, which are newly acquired revenues for which Merit did not have comparable operations during 2009.  Excluding sales to the OEM customer previously mentioned, inflation device sales increased 7% for the nine-month period ended September 30, 2010, as compared to the nine-month period ended September 30, 2009.

“We saw sales softness in the third quarter due to seasonality and lower procedure rates, which other medical device companies have also reported,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We have had some disappointment in our Endotek division.  We have retooled its sales department and plan to introduce several new products over the next few quarters.  These products include the Big60™ inflation device product specifically for endoscopy procedures, the Brighton™ bipolar coagulation probe, the EnVue™ esophageal dilitation catheter and a novel plastic biliary stent product.  Additionally, our anti-reflux technology is moving along towards submission to the U.S. Food and Drug Administration (FDA).  With the addition of these disposable products, we expect improved sales and performance in our Endotek division.”

Gross margins for both the third quarter of 2010 and the third quarter of 2009 were 42.7% of sales.  Gross margins for the nine-month period ended September 30, 2010 were 42.7% of sales, compared to 42.9% of sales for the comparable period of 2009.

Selling, general and administrative expenses for the third quarter of 2010 were 30.7% of sales, compared to 25.1% of sales for the third quarter of 2009.  The increase can be attributed primarily to $2.8 million of one-time BioSphere acquisition and severance costs in the third quarter of 2010, which accounted for 3.8% of the increase in SG&A expenses.  Without those one-time costs, SG&A expenses for the third quarter of 2010 would have been 26.9% of sales.  The increase in SG&A expenses during the third quarter of 2010 also reflected the integration of sales and marketing people from BioSphere as well as training costs.

For the nine-month period ended September 30, 2010, SG&A expenses were 28.5% of sales, compared with 25.2% of sales for the first nine months of 2009.  Without the $3.95 million in acquisition and severance costs, the SG&A expenses would have been 26.7% of sales for the nine-month period ended September 30, 2010.

Research and development costs during the third quarter of 2010 were 5.3% of sales, compared to 4.9% of sales for the third quarter of 2009.  Research and development costs were 4.9% of sales for the first nine months of 2010, compared to 4.4% of sales for the comparable period of 2009.  The increase in R&D expenses can be attributed primarily to additional regulatory costs to seek product approvals from the FDA as well as international regulatory agencies, and the development of several new products for Merit’s endoscopy product line.

Merit’s loss from operations was $3.4 million for the third quarter of 2010, compared to income from operations of $8.5 million for the third quarter of 2009.  For the nine-month period ended September 30, 2010, income from operations was $11.7 million, compared to $25.3 million for the comparable period of 2009.  The difference is primarily due to the $11.4 million and $13.3 million one-time charges for the three- and nine-month periods ended September 30, 2010, respectively, making the adjusted net income from operations $8.0 million and $25.0 million, respectively.

Merit’s income tax benefit for the third quarter of 2010 reflects an effective tax rate of 43.8%, compared to an effective tax expense rate of 27.8% for the third quarter of 2009.  For the nine-month period ended September 30, 2010, Merit’s effective tax rate was 29.2%, compared to 31.5% for the comparable period of 2009.  The lower tax rate for the nine-month period ended

September 30, 2010 can be attributed primarily to higher profits from Merit’s Irish operations, which are taxed at a lower rate in Ireland than Merit’s U.S. operations.

“We accomplished a number of goals during the third quarter, including the opening of Merit’s Beijing, China sales and distribution office,” Lampropoulos said.  “The Beijing office operated at break-even in the first month.  Going forward, we expect higher sales and gross margins.  A number of products have been submitted to the State Food and Drug Administration, P.R. China (SFDA) for approval.  Currently, Merit believes that China represents our largest single geographical growth opportunity.”

“We also initiated our integration plan for BioSphere in the third quarter of 2010,” Lampropoulos continued.  “Considering that less than two months have passed since the closing of the BioSphere acquisition, we have accomplished a lot.  We have finished much of the transfer of sales to the Merit sales force with agreements with our former dealers to facilitate the transfer without losing contact with customers.  We have trained both retained BioSphere and Merit salespeople.  Research projects have been started, and offices have been integrated or scaled down.  One of the advantages of this transaction is the improved relationships forged among physicians and Merit’s sales force.”

“The ASAP™ aspiration catheter has been launched in Europe with U.S. approval still pending,” Lampropoulos added.  “Based on physician feedback, Merit believes that the ASAP™ catheter is preferred over many of the competitive devices and offers many advantages due to the kit approach Merit offers.”

“Finally, we believe Merit is poised for substantial growth and improved financial performance as we prepare for 2011,” Lampropoulos said.

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, (Thursday, November 4, 2010) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The telephone numbers to call are (domestic) 877-941-8631; and (international) 480-629-9821.  A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.

INCOME STATEMENT

(Unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

SALES	$73,172	$66,759	$215,552	$189,967

COST OF SALES	41,925	38,224	123,412	108,481

GROSS PROFIT	31,247	28,535	92,140	81,486

OPERATING EXPENSES
Selling, general and administrative	22,480	16,780	61,451	47,896
Research and development	3,865	3,292	10,664	8,264
Goodwill impairment charge	8,344		8,344
Total	34,689	20,072	80,459	56,160

INCOME FROM OPERATIONS	(3,442)	8,463	11,681	25,326

OTHER INCOME (EXPENSE)
Interest income	7	14	27	164
Interest expense	(95)	(3)	(145)	(40)
Other (expense) income	18	(40)	94	43
Total other (expense) income - net	(70)	(29)	(24)	167

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	(3,512)	8,434	11,657	25,493

INCOME TAX EXPENSE (BENEFIT)	(1,539)	2,349	3,407	8,030

NET INCOME (LOSS)	$(1,973)	$6,085	$8,250	$17,463

EARNINGS (LOSS) PER SHARE-
Basic	$(0.07)	$0.22	$0.29	$0.62

Diluted	$(0.07)	$0.21	$0.29	$0.61

AVERAGE COMMON SHARES-
Basic	28,234	27,970	28,199	27,983

Diluted	28,234	28,690	28,763	28,555

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three and nine-month periods ended September 30, 2009 and 2010.  Investors should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP.  Merit has reported non-GAAP adjustments for acquisition costs and a legal settlement net of tax (a 38% income tax rate was used for 2010 and 2009).

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010		2009	2010		2009
Non-GAAP ADJUSTMENTS
GAAP net income	$(1,973)		$6,085	$8,250		$17,463

Acquisition costs	1,165	(a)		1,875	(a)	215	(b)
BioSphere - severance costs	1,015	(c)		1,015	(c)
Long-term asset impairment charges	155	(d)	53	306	(d)	200
Goodwill impairment charge	5,173	(e)		5,173	(e)
Legal settlement				296

Non-GAAP net income	$5,535		$6,138	$16,915		$17,878

Non-GAAP net income per share
Basic	$0.20		$0.22	$0.60		$0.64
Diluted	$0.19		$0.21	$0.59		$0.63

Shares used to compute Non-GAAP
net income per share:
Basic	28,234		27,970	28,199		27,983
Diluted	28,816		28,690	28,763		28,555

(a)           Acquisition costs related to our acquisition of BioSphere.

(b)          Acquisition costs related to our acquisition of Biosearch, Alveolus, Inc., and Hatch businesses during the nine-month period ended September 30, 2009.

(c)           Severance costs related to our acquisition of BioSphere.

(d)          Amounts represent patents and trademarks and construction work in progress equipment abandoned.

(e)           Amount represents a non-cash goodwill impairment charge related to our Endoscopy reporting unit.

BALANCE SHEET

(Unaudited in thousands)

	September 30,	December 31,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$5,298	$6,133
Trade receivables, net	38,644	30,954
Employee receivables	133	145
Other receivables	1,641	827
Inventories	58,356	47,170
Prepaid expenses and other assets	2,946	1,801
Deferred income tax assets	5,005	3,289
Income tax refunds receivable	428	295
Total Current Assets	112,451	90,614

Property and equipment, net	122,474	114,646
Other intangibles, net	59,796	26,898
Goodwill	54,738	33,002
Deferred income tax assets	7,318
Other assets	7,265	6,353

Total Assets	$364,042	$271,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	14,146	13,352
Accrued expenses	18,391	12,196
Advances from employees	422	212
Line of Credit		7,000
Income taxes payable	2,539	148
Total Current Liabilities	35,498	32,908

Deferred income tax liabilities	1,545	11,251
Liabilities related to unrecognized tax positions	2,826	2,945
Deferred compensation payable	3,501	3,382
Deferred credits	1,790	1,874
Long-term debt	87,989
Other long-term obligation	1,047	344
Total Liabilities	134,196	52,704

Stockholders’ Equity
Common stock	66,104	63,690
Retained earnings	163,454	155,204
Accumulated other comprehensive loss	288	(85)
Total stockholders’ equity	229,846	218,809

Total Liabilities and Stockholders’ Equity	$364,042	$271,513

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 125 individuals.  Merit employs approximately 2,160 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; and Copenhagen, Denmark.

This press release contains forward-looking statements regarding, among other things, Merit’s integration of the BioSphere operations and estimates of the future operating and financial performance of Merit and BioSphere on a combined basis.  Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2009.  Such risks and uncertainties include risks relating to Merit’s recent acquisition of BioSphere (including, without limitation, the risk that the operations of the two companies will not be integrated successfully; and the risk that Merit may be unable to successfully develop, commercialize and market new products and technology which Merit acquired through the acquisition); uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; possible infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; downturn of the national economy and the corresponding effect on Merit’s revenues, collections and supplier relations; potential termination of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims; delays in obtaining regulatory approvals, or the failure to maintain such approvals; Merit’s inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions, including without limitation the Endotek acquisition; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; impact of force majeure events on Merit’s business, including severe weather conditions; failure to comply with applicable environmental laws; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2009 and other materials filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.